Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	David E. Gable
Senior Vice President and Chief Financial Officer
davidgable@kemet.com
864-963-6484

KEMET Announces Final Results of Public Tender Offer for all Shares and Convertible
Capital Loan Notes in Evox Rifa Group Oyj

Greenville, South Carolina (April 17, 2007) - KEMET Corporation (NYSE:KEM) today announced the final results of the public tender offer by KEMET Electronics Corporation (“KEMET”), a wholly owned direct subsidiary of KEMET Corporation, for all the shares and convertible capital loan notes in Evox Rifa Group Oyj (“Evox Rifa”) which commenced on March 12, 2007, and ended on April 12, 2007.

According to the final result of the tender offer, the shares tendered in the tender offer represent approximately 92.5% of the shares and votes in Evox Rifa.  In addition, holders of approximately 95.7% of the convertible capital loan notes issued by Evox Rifa have tendered their loan notes pursuant to the tender offer.  If KEMET were to convert the loan notes tendered into new shares in Evox Rifa, KEMET’s total holding in Evox Rifa would amount to approximately 93.9% of the shares and votes in Evox Rifa after the relevant increase of the share capital.

All the conditions for completion of the tender offer have now been satisfied and, accordingly, KEMET will proceed with the completion of the tender offer.  The offer consideration will be paid to the shareholders and the holders of loan notes who have validly accepted the tender offer in accordance with the terms and conditions of the tender offer on or about April 24, 2007.

About Evox Rifa:

Evox Rifa Group Oyj manufactures passive electronic components, specializing in plastic film, paper and electrolytic capacitors. Their major customer groups are in industrial, automotive and consumer electronics and the lighting industry.  Evox Rifa’s strength lies in the design and production of customized products that require specialist expertise. Evox Rifa, with headquarters in Finland, has a worldwide sales and distribution network. Its production plants are located in Indonesia, Great Britain, China, Sweden and Finland. Evox Rifa has two global business areas: Electrolytic Capacitors and Film and Paper Capacitors. Additional information can be found at http://www.evoxrifa.com or by contacting Mr. Jerker Molander, Vice Chairman of the Board of Directors, 358-50-380-3845.

About KEMET:

KEMET Corporation applies world-class service and quality to deliver industry-leading, high-performance capacitance solutions to its customers around the world. KEMET offers the world’s most complete line of surface-mount capacitor technologies across tantalum, ceramic and solid aluminum dielectrics. KEMET’s common stock is listed on the New York Stock Exchange under the symbol KEM.